                                                                    EXHIBIT 12.1


                           ESSEX PROPERTY TRUST, INC.
 Computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends
                          (in thousands, except ratios)
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

                                                                                                                    Essex Partners
                                                                   Essex Property Trust, Inc.                         Properties
                                                 ----------------------------------------------------------------   ---------------
                                                                                                      Period of        Period of
                                                                                                       June 13,        January 1,
                                                                                                        1994             1994
                                                   Quarter ended     Year ended       Year ended         to               to
                                                     March 31,      December 31,     December 31,    December 31,      June 12,
                                                        1997            1996             1995          1994             1994
                                                       -------         --------        --------       -------          -------
Earnings:
  Income before provision for income taxes,
    extraordinary items and minority interest          $ 5,743         $ 14,970        $ 14,244       $ 4,397          $   332
  Interest expense                                       3,363           11,442          10,928         4,304            5,924
  Amortization of deferred financing costs                 127              639           1,355           773               96
  Capitalized interest                                      61              115              92             -                -
                                                       -------         --------        --------       -------          -------
  Total earnings                                       $ 9,294         $ 27,166        $ 26,619       $ 9,474          $ 6,352
                                                       =======         ========        ========       =======          =======
Fixed charges:
  Interest expense                                     $ 3,363         $ 11,442        $ 10,928       $ 4,304          $ 5,924
  Convertible preferred stock dividends                    438              635               -             -                -
  Amortization of deferred financing costs                 127              639           1,355           773               96
  Capitalized interest                                      61              115              92             -                -
                                                       -------         --------        --------       -------          -------
  Total fixed charges and preferred
    stock dividends                                      3,989           12,831          12,375         5,077            6,020
                                                       -------         --------        --------       -------          -------
Ratio of earnings to fixed charges
  (excluding preferred stock dividends)                   2.62             2.23            2.15          1.87             1.06
                                                       =======         ========        ========       =======          =======

Ratio of earnings to combined fixed
  charges and preferred dividends                         2.33             2.12            2.15          1.87             1.06
                                                       =======         ========        ========       =======          =======
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